Exhibit 2.2


                                 AMENDMENT NO. 1

         AMENDMENT NO. 1, dated November 18, 1999, to AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of August 31, 1999 among AFC Cable Systems, Inc., a Delaware corporation, Tyco International (NV) Inc., a Nevada corporation and a direct wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, and Tyco Acquisition Corp. XXII, a Delaware corporation and a direct wholly-owned subsidiary of Tyco International (NV) Inc., and guaranteed by Tyco International Ltd.

                                    ARTICLE 1
                                   AMENDMENTS

     1.01 Clause (a) of Section 2.02 of the Agreement is hereby amended and restated in its entirety as follows: ------------

         "(a) except as otherwise provided in Section 2.02(b), the Company Common Stock outstanding immediately prior to the Effective Time shall be converted in the ratio (the "Exchange Ratio") of one (1) validly issued, fully paid and nonassessable Tyco Common Share for each share of Company Common Stock."

     1.02 The first paragraph of Section 2.04 of the Agreement is hereby amended and restated in its entirety as ------------ follows:

         "SECTION 2.04. Stock Options. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, each outstanding option to purchase shares of Company Common Stock (collectively, the "Company Stock Options"), whether or not then vested or exercisable, shall constitute the right to receive an amount in cash equal to the positive difference, if any, between (i) $43.65 multiplied by the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then vested or exercisable, immediately prior to the Effective Time and (ii) the aggregate exercise price for the Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time. Any Company Stock Option, the per share exercise price of which as of the Effective Time equals or exceeds $43.65 shall be cancelled and be of no further force and effect as of the Effective Time."

     1.03 Section 2.06 of the Agreement and all other terms, provisions and references in the Agreement relating to fractional shares are hereby deleted.

     1.04 Section 10.01(c)(v) of the Agreement is hereby deleted.

     1.05 Section 11.04(e) of the Agreement is hereby deleted.


                                    ARTICLE 2
                                  MISCELLANEOUS

     2.01 Except as set forth in this Amendment No. 1, the Agreement remains in full force and effect in accordance with its terms, which shall apply mutatis mutandis to this Amendment.

     2.02 This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware.


                                       5

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.




                                  AFC CABLE SYSTEMS, INC.


                                  By: /s/ Ralph R. Papitto
                                     ----------------------------------------
                                  Name:  Ralph R. Papitto
                                  Title: Chairman and Chief Executive Officer


                                  TYCO INTERNATIONAL (NV) INC.


                                  By: /s/ Jeffrey D. Mattfolk
                                     ----------------------------------------
                                  Name:  Jeffrey D. Mattfolk
                                  Title: Vice President


                                  TYCO ACQUISITION CORP. XXII


                                  By: /s/ Jeffrey D. Mattfolk
                                     ----------------------------------------
                                  Name:  Jeffrey D. Mattfolk
                                  Title: Vice President




ACKNOWLEDGED AND AGREED TO:

TYCO INTERNATIONAL LTD.


By: /s/ Mark A. Belnick
   ----------------------------
Name:  Mark A. Belnick
Title: Chief Corporate Counsel &
       Executive Vice President